SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act

August 6, 2013

Date of Report (Date of Earliest Event Reported)

Primco Management, Inc.

 (Exact name of registrant as specified in its charter)

Delaware	333-173119	27-3696297
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

1875 Century Park East
6th Floor, Suite 73, Century City, CA	90067
(Address of principal executive offices)	(Zip Code)

(310) 407-5452

 (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03 – Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On August 6, 2013, the registrant filed a Certificate of Designation with the State of Delaware to create and issue a series of preferred stock to be designated the “Series A Preferred Stock” by adding the following subsections to Article IV:

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There are Ten Million (10,000,000) Series A Preferred Shares with a par value of $0.001.

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These shares rank senior to the common stock with respect to distributions or payments in the event of any liquidation, dissolution, or winding up of the registrant.

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These shares are not entitled to receive any cash dividends.

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After twelve months, each Series A Preferred Share will be convertible at the option of the holder into one hundred (100) common shares.  This conversion ratio will be adjusted to account for stock splits and other, similar changes in the capital structure of the registrant.

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These shares are not entitled to any preemptive rights to purchase stock in any future stock offerings.

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Each Series A Preferred Share shall be entitled to one thousand (1,000) votes per share at any meeting of the stockholders or to participate in any action taken by the registrant or the stockholders thereof, or to receive any notice of any meeting of stockholders.

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These shares do not have the right of co-sale.

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Holders of Series A Preferred Shares are not required to sell all of their Series A Preferred Shares on the same terms or conditions of a co-sale by a majority shareholder.

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If any of the Series A Preferred Shareholder wishes to sell, transfer or otherwise dispose of any or all of their Series A Preferred Shares, the other Series A Preferred Shareholders shall not have a prior right to buy such Series A Preferred Shares.

Item 9.01 – Financial Statements and Exhibits

(d) Exhibit 99.1 - Certificate of Designation as filed with the State of Delaware on August 6, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Primco Management Inc.

By:

/s/ David Michery

David Michery

Chief Executive Officer

Dated:  August 13, 2013